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                                                                    EXHIBIT 10.3

                DESCRIPTION OF ORAL CONTRACT WITH GAREN STAGLIN

The Company and Garen Staglin, a director of the Company, have entered an oral consulting agreement that became effective in May 2000 whereby Mr. Staglin is paid $37,500 per month for his services in pursuing business opportunities on behalf of the Company. Mr. Staglin is also reimbursed for reasonable travel expenses incurred in pursuing those opportunities.